Exhibit 99.1

PRESS RELEASE Investor Relations: New York: +1 (917) 663 2233 Lausanne: +41 (0)58 242 4666	Media: Lausanne: +41 (0)58 242 4500

PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS

2010 FIRST-QUARTER RESULTS

•	Reported net revenues, excluding excise taxes, up by 16.1%

•	Excluding currency, reported net revenues, excluding excise taxes, up by 8.0%

•	Operating companies income up by 17.1%

•	Excluding currency, operating companies income up by 8.9%

•	Reported and adjusted diluted earnings per share of $0.90, up by 21.6% versus $0.74 in 2009

•	Excluding currency, reported and adjusted diluted earnings per share up by 13.5%

•	Free cash flow up by 42.3% to $1.8 billion

•	Excluding currency, free cash flow up by 33.2%

•	During the quarter, announced the combination of its affiliate in the Philippines with Fortune Tobacco Corporation to create a new company called PMFTC

•	During the quarter, repurchased 36.1 million shares of its common stock for $1.8 billion

•	Declared a regular quarterly dividend of $0.58 during the quarter

•

Reaffirms its forecast for 2010 full-year reported diluted earnings per share to be in a range of $3.75 to $3.85 versus $3.24 in 2009. Excluding currency, reported diluted earnings per share are projected to increase by approximately 10%-13%

NEW YORK, April 22, 2010 – Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced both reported and adjusted diluted earnings per share of $0.90 in the first quarter of 2010, up by 21.6% from $0.74 in the first quarter of 2009. Excluding currency, both reported and adjusted diluted earnings per share were up by 13.5%. Free cash flow, defined as net cash provided by operating activities less capital expenditures, increased by 42.3% to $1.8 billion, as detailed on Schedule 11.

“Our financial performance sustained its strong momentum in the first quarter helped, in part, by a currency benefit,” said Louis Camilleri, Chairman and Chief Executive Officer.

“Despite widespread share growth, across both OECD and non-OECD markets, our organic volume declined by 2.3%. This was attributable to essentially four markets, the Baltics, Romania, Turkey and Ukraine, which all suffered from the compounding adverse effect of steep excise tax increases and weak economies.”

“We again surpassed our longer term, constant currency annual financial growth targets and remain on track to meet our earnings guidance for the year. The key highlight of the quarter was our robust cash flow performance.”

Conference Call

A conference call, hosted by Hermann Waldemer, Chief Financial Officer, with members of the investment community and news media, will be webcast at 9:00 a.m., Eastern Time, on April 22, 2010. Access is available at www.pmi.com.

Dividends and Share Repurchase Program

PMI declared a regular quarterly dividend of $0.58 during the first quarter of 2010, which represents an annualized rate of $2.32 per common share.

During the first quarter, PMI spent $1.8 billion to repurchase 36.1 million shares of its common stock. Since May 2008, when PMI began its previously-announced $13 billion, two-year share repurchase program, the company has spent a total of $12.7 billion to repurchase 272.6 million shares. The program is expected to be completed on schedule by April 30, 2010. A new share repurchase program, previously announced in February 2010, of $12 billion over three years, is scheduled to commence in May 2010.

Acquisitions and Agreements

On February 25, 2010, PMI announced that its affiliate, Philip Morris Philippines Manufacturing Inc. (PMPMI), and Fortune Tobacco Corporation (FTC), had signed an agreement to unite their respective business activities by transferring selected assets and liabilities of PMPMI and FTC to a new company called PMFTC, with each party holding an equal economic interest. PMFTC’s incremental contribution to PMI’s earnings per share in 2010, a year which will focus on integration, is expected to be immaterial. It is anticipated that PMFTC’s contribution to PMI’s earnings per share will be accretive in 2011, as cost synergies begin to be realized.

2010 Full-Year Forecast

PMI reaffirms its forecast for 2010 full-year reported diluted earnings per share to be in a range of $3.75 to $3.85 versus $3.24 in 2009. Excluding currency, reported diluted earnings per share are projected to increase by approximately 10%-13%. This guidance excludes the impact of any potential future acquisitions, asset impairment and exit cost charges, and any unusual events.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

FIRST-QUARTER CONSOLIDATED RESULTS

Management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and to allocate resources. In the following discussion, the term “net revenues” refers to net revenues, excluding excise taxes, unless otherwise stated. Management also reviews OCI, operating margins and EPS on an adjusted basis (which may exclude the impact of currency and other items such as acquisitions or asset impairment and exit charges), EBITDA, free cash flow and net debt. Management believes it is appropriate to disclose these measures to help investors analyze business performance and trends. For a reconciliation of operating companies income to operating income, see the Condensed Statements of Earnings provided with this release. Reconciliations of adjusted measures to corresponding GAAP measures are also provided with this release. References to total international cigarette market, total cigarette market, total market and market shares are PMI estimates based on latest available data from a number of sources. Comparisons are to the same prior-year period unless otherwise stated.

NET REVENUES

PMI Net Revenues ($ Millions)

	First-Quarter
	2010	2009	Change	Excl. Curr,
European Union	$2,184	$1,987	9.9%	1.0%
Eastern Europe, Middle East & Africa	1,746	1,452	20.2%	16.7%
Asia	1,873	1,590	17.8%	7.0%
Latin America & Canada	693	568	22.0%	13.0%

Total PMI	$6,496	$5,597	16.1%	8.0%

Net revenues of $6.5 billion were up by 16.1%, including favorable currency of $453 million. Excluding currency, net revenues increased by 8.0%, primarily driven by favorable pricing of $449 million across all business segments that more than offset unfavorable volume/mix of $107 million, mainly in the EU Region and Japan. Excluding currency and acquisitions, net revenues increased by 6.1%.

OPERATING COMPANIES INCOME

PMI Operating Companies Income ($ Millions)

	First-Quarter
	2010	2009	Change	Excl. Curr,
European Union	$1,062	$967	9.8%	1.6%
Eastern Europe, Middle East & Africa	770	586	31.4%	30.0%
Asia	724	661	9.5%	(2.7)%
Latin America & Canada	217	155	40.0%	25.2%

Total PMI	$2,773	$2,369	17.1%	8.9%

Operating income increased by 17.0% to $2.7 billion as shown on Schedule 1. Reported operating companies income increased by 17.1% to $2.8 billion, including favorable currency of $192 million. Excluding currency, operating companies income was up by 8.9%, driven primarily by higher pricing, partly offset by unfavorable volume/mix. Excluding currency and the favorable impact of acquisitions of 0.2 percentage points of growth, operating companies income was up by 8.7%. Adjusted operating companies income grew by 17.0% as shown in the table below and detailed on Schedule 7.

PMI Operating Companies Income ($ Millions)

	First-Quarter
	2010	2009	Change
Reported OCI	$2,773	$2,369	17.1%
Asset impairment & exit costs	0	1

Adjusted OCI	$2,773	$2,370	17.0%
Adjusted OCI Margin*	42.7%	42.3%	0.4	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was up for the first-quarter 2010 by 0.4 percentage points to 42.7%, as detailed on Schedule 7.

SHIPMENT VOLUME & MARKET SHARE

PMI Cigarette Shipment Volume by Segment (Million Units)

	First-Quarter
	2010	2009	Change
European Union	52,329	54,940	(4.8)%
Eastern Europe, Middle East & Africa	64,145	67,678	(5.2)%
Asia	63,215	56,768	11.4%
Latin America & Canada	25,046	23,989	4.4%

Total PMI	204,735	203,375	0.7%

PMI’s cigarette shipment volume of 204.7 billion units was up by 0.7%, reflecting gains: in Asia, primarily driven by Indonesia, double-digit growth in Korea and incremental volume of 6.1 billion units from the new business combination in the Philippines; and in Latin America & Canada, mainly from growth in Canada, Colombia and Mexico. These gains offset declines: in the EU, primarily due to the economic downturn in the Baltic States and Spain, where PMI’s cigarette shipment volume declined by 52.8% and 13.7%, respectively; and in EEMA, due to the impact of several significant tax-driven price increases in Romania and Turkey, and weak economic conditions in Ukraine, where volumes declined by 72.2%, 20.6% and 26.5%, respectively. On an organic basis, which excludes acquisitions, PMI’s cigarette shipment volume was down by 2.3%.

Total cigarette shipments of Marlboro of 70.6 billion units were down moderately by 0.6%, due primarily to decreases: in the EU, primarily reflecting a share decline in Germany, lower share and trade inventory movements in Greece, and the impact of the economic crisis in Spain; and in EEMA, mainly reflecting tax-driven price increases in Romania and Turkey. These decreases were partially offset by growth: in Asia, driven by strong volume in the Philippines and Korea; and in Latin America & Canada, fueled by growth in Argentina, Colombia and Mexico. Total cigarette shipments of L&M of 20.1 billion units were down by 6.3%, with robust growth in the EU of 6.6% offset by declines in the other regions. Driven by a decrease in shipments in Spain and Ukraine, total cigarette shipments of Chesterfield declined 11.7%. Total cigarette shipments of Parliament were down by 11.6%, primarily in Turkey, reflecting the impact of the January 2010 tax-driven price increase. Total cigarette shipments of Lark decreased by 4.5%, with growth in Turkey offset by Japan, and Bond Street increased by 6.5%, driven by double-digit growth in Russia.

Total shipment volume of other tobacco products (OTP), in cigarette equivalent units, grew by 43.5%, primarily fueled by the acquisition of Swedish Match South Africa (Proprietary) Limited. Excluding acquisitions, shipment volume of OTP was down by 17.0%, primarily due to lower volume in Poland, reflecting the impact of the excise tax alignment of pipe tobacco to roll-your-own in the first quarter of 2009. Total shipment volume for cigarettes and OTP was up by 1.5%, and down by 2.6% excluding acquisitions.

PMI’s market share performance registered a stable or growing trend in a number of markets, including Algeria, Argentina, Austria, Australia, Belgium, Brazil, Bulgaria, Canada, Egypt, Hungary, Indonesia, Italy, Japan, Korea, Malaysia, Mexico, the Netherlands, the Philippines, Poland, Russia, Singapore, the Slovak Republic, Switzerland and Ukraine.

EUROPEAN UNION (EU)

In the EU, net revenues increased by 9.9% to $2.2 billion, including favorable currency of $178 million. Excluding the impact of currency, net revenues increased by 1.0%, primarily reflecting higher pricing of $127 million across most markets, which offset unfavorable volume/mix of $111 million, largely due to total market declines, predominantly in the Baltic States and Spain. Excluding the impact of currency and acquisitions, net revenues increased by 0.8%.

Operating companies income grew by 9.8% to $1.1 billion, including favorable currency of $80 million, with growth in all major markets partially offset by declines in the Baltic States and Greece. Excluding the impact of currency, operating companies income grew by 1.6%, primarily reflecting favorable pricing that more than offset unfavorable volume/mix. Excluding the impact of currency and acquisitions, operating companies income grew by 1.3%. Adjusted operating companies income grew by 9.7% as shown in the table below and detailed on Schedule 7.

The total cigarette market in the EU declined by 2.7%, mainly reflecting the impact of unfavorable economic conditions, primarily in the Baltic States and Spain, significant tax-driven price increases during 2009 and, in January 2010, price increases in Spain. These decreases were partly offset by a higher total market in Poland, due mainly to in-switching from other tobacco products, and in the Czech Republic.

PMI’s cigarette shipment volume in the EU declined by 4.8%, primarily reflecting the impact of a lower total market as described above. Shipment volume of Marlboro decreased by 6.2%, mainly due to the lower total market, unfavorable economic conditions, primarily in Spain, and lower share in Germany.

PMI’s market share in the EU was down slightly by 0.2 share points to 38.4% as gains in Belgium, Hungary, Italy, the Netherlands, Poland, the Slovak Republic and Switzerland were partially offset by share declines in the Czech Republic, France, Germany, Greece and Portugal. Marlboro’s share in the EU was down by 0.3 share points to 18.0%, reflecting a lower share in France, Germany, Greece and Spain, partially offset by a higher share in Italy, the Netherlands, Poland, Portugal and Switzerland. During the quarter, the continuing roll-out of Marlboro brand initiatives included the Marlboro Red pack upgrade in Germany, Poland, Spain and Switzerland, the pack upgrade of Marlboro Gold in Portugal and Spain, and the launch of Marlboro Gold Advance in Belgium and the Netherlands. L&M’s market share in the EU grew by 0.5 points to 5.7%, primarily driven by gains in Germany, the Slovak Republic and Spain where, in all three markets, it was the fastest growing cigarette brand.

EU Operating Companies Income ($ Millions)

	First-Quarter
	2010	2009	Change
Reported OCI	$1,062	$967	9.8%
Asset impairment & exit costs	0	1

Adjusted OCI	$1,062	$968	9.7%
Adjusted OCI Margin*	48.6%	48.7%	(0.1	) p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was up by 0.3 percentage points to 49.0%, as detailed on Schedule 7.

EU Key Market Commentaries

In the Czech Republic, the total cigarette market was up 8.5%, primarily driven by higher cross-border sales with Germany. Whilst PMI’s shipments were marginally up by 0.2%, market share decreased by 4.0 points to 48.7%, partly reflecting the impact of the delayed competitive implementation of price increases in the second half of 2009.

In France, the total cigarette market was essentially flat, despite the impact of the November 2009 price increase. PMI’s shipments were down by 0.9%. Market share decreased by 0.7 points to 40.3%, due to a lower share for Marlboro, down by 1.0 point to 25.9%, partially offset by a higher share for the premium Philip Morris brand, up by 0.7 points.

In Germany, the total cigarette market was down by 2.7%, mainly reflecting the impact of the June 2009 price increase. PMI’s shipments were down by 4.4%, due primarily to the lower total market and a lower share of 35.2%, down by 0.6 share points. While L&M continued its strong performance, gaining 1.5 share points to reach 9.1%, Marlboro’s share decreased by 1.7 share points to 21.3%, reflecting the impact of price sensitivity in the market.

In Italy, the total cigarette market was down by 3.2%, primarily reflecting the impact of the December 2009 price increase. Although PMI’s shipments were down by 4.7%, largely due to the total market decline and adverse distributor inventory movements, market share was up by 0.5 points to 54.1%, benefiting from a 0.7 share point growth by Marlboro to 22.6%, fueled by the successful May 2009 launch of Marlboro Gold Touch, which registered a 1.4% share in the first quarter 2010.

In Poland, the total cigarette market was up by 4.2%, despite the impact of the January 2010 tax-driven price increase, reflecting in-switching from other tobacco products as a result of excise tax harmonization in 2009, and trade inventory movements. PMI’s shipments were up by 11.1%. Market share was up by 2.3 points to 37.2%, primarily reflecting higher Marlboro share, up by 1.2 share points to 9.2%.

In Spain, the total cigarette market was down by 9.2%, due largely to the adverse economic environment and the impact of the price increases of June 2009 and January 2010. PMI’s shipments were down by 13.7%, reflecting the lower total market and the impact of unfavorable distributor inventory movements. Although PMI’s market share was down slightly by 0.2 points to 31.6%, share was essentially flat compared to the fourth quarter of 2009. While Marlboro’s share decreased by 1.1 points to 14.5% and Chesterfield’s share declined by 0.8 points to 9.2%, share of L&M increased by 1.6 share points to 6.6%.

EASTERN EUROPE, MIDDLE EAST & AFRICA (EEMA)

In EEMA, net revenues increased by 20.2% to $1.7 billion, including favorable currency of $52 million. Excluding the impact of currency, net revenues increased by 16.7%, primarily driven by favorable pricing of $238 million, including an inventory windfall resulting from the sale of old taxed product at new prices, more than offsetting unfavorable volume/mix of $22 million. Excluding the impact of currency and acquisitions, net revenues grew by 14.9%.

Operating companies income increased by 31.4% to $770 million, including favorable currency of $8 million. Excluding the impact of currency, operating companies income increased by 30.0%, primarily reflecting favorable pricing that more than offset unfavorable volume/mix. Excluding the impact of currency and acquisitions, operating companies income was up by 28.5%.

PMI’s cigarette shipment volume decreased by 5.2%, principally due to Ukraine, unfavorably impacted by a series of tax-driven price increases between 2008 and 2009, and worsening economic conditions; and Romania and Turkey, driven by the significant tax-driven price increases of January 1, 2010. This decline was partially offset by strong cigarette shipment volume growth in Algeria, Tunisia, the Middle East and, to a lesser extent, Russia, where shipments have stabilized. Shipment volume of Marlboro decreased by a more modest 1.2%, with declines in Eastern Europe, Romania and Turkey, partially offset by overall growth in the Middle East and Africa, as well as PMI Duty Free.

EEMA Operating Companies Income ($ Millions)

	First-Quarter
	2010	2009	Change
Reported OCI	$770	$586	31.4%
Asset impairment & exit costs	0	0

Adjusted OCI	$770	$586	31.4%
Adjusted OCI Margin*	44.1%	40.4%	3.7	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was up by 4.6 percentage points to 45.0%, as detailed on Schedule 7.

EEMA Key Market Commentaries

In Russia, PMI’s shipment volume increased by 1.5%. Whilst shipment volume of PMI’s premium portfolio was down by 10.4%, primarily due to a decline in Marlboro of 15.8% reflecting down-trading from the premium segment, this represented the lowest rate of segment decline since the first quarter of 2009. In the mid-price segment, shipment volume of Chesterfield was up by 5.5%. In the low price segment, shipment volume of Bond Street, Next and Optima was up by 29.3%, 12.1% and 10.1%, respectively. PMI’s market share of 25.6%, as measured by A.C. Nielsen, was up by 0.5 points. Market share for Parliament, in the above premium segment, was stable; Marlboro, in the premium segment, was down by 0.3 share points; Chesterfield in the mid-price segment was up by 0.3 share points; and Bond Street in the low price segment was up by 1.5 share points.

In Turkey, the total cigarette market declined by 19.4%, primarily reflecting the impact of the steep January 2010 excise tax increase. PMI’s shipment volume declined by 20.6%. PMI’s market share, as measured by A.C. Nielsen, declined by 1.5 points to 40.9%, due to Parliament, down by 1.2 share points, Marlboro, down by 0.9 share points, and L&M, down by 2.0 share points, partially offset by Lark Recess Blue in the low price segment, up by 4.0 share points.

In Ukraine, PMI’s shipment volume declined 26.5%, reflecting a difficult comparison with a still strong first quarter 2009, the current weak economy and the impact of significant tax increases which, since January 2008, have resulted in retail price increases for premium Marlboro of 80% and for low price Optima of over 260%. PMI’s market share, as measured by A.C. Nielsen, was up by 0.4 share points to 36.2%, with share gains for both premium Parliament, mid-price Chesterfield and low price Bond Street and Next, partially offset by slightly lower Marlboro share.

ASIA

In Asia, net revenues increased by 17.8% to $1.9 billion, including favorable currency of $172 million. Excluding the impact of currency, net revenues increased by 7.0%, reflecting favorable pricing of $35 million, primarily in Australia, Indonesia and Pakistan.

Operating companies income grew by 9.5% to reach $724 million. Excluding the impact of currency, operating companies income declined by 2.7%. This decline was primarily due to: unfavorable volume/mix, principally due to lower volume in Japan resulting from a contracted total market and the timing of shipments; and higher manufacturing costs of $36 million.

PMI’s cigarette shipment volume increased by 11.4%, mainly due to gains in Indonesia, double-digit growth in Korea and volume from the new business combination in the Philippines, partially offset by declines in Japan, driven by a lower total market and the timing of shipments, and Pakistan, reflecting the impact of excise tax-driven price increases in June 2009 and early 2010. Shipment volume of Marlboro grew by 7.4%, reflecting improved market share performance primarily in Australia, Korea, Malaysia, Thailand and Singapore.

Asia Operating Companies Income ($ Millions)

	First-Quarter
	2010	2009	Change
Reported OCI	$724	$661	9.5%
Asset impairment & exit costs	0	0

Adjusted OCI	$724	$661	9.5%
Adjusted OCI Margin*	38.7%	41.6%	(2.9	) p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was down by 3.8 percentage points to 37.8%, as detailed on Schedule 7. Excluding currency and acquisitions, adjusted operating companies income margin was down by 1.7 percentage points to 39.9%.

Asia Key Market Commentaries

In Indonesia, the total cigarette market increased by 5.8%. PMI’s shipment volume increased by 5.7% and market share was stable at 29.0%, driven by strong growth from A Mild, which has established itself as Indonesia’s leading cigarette brand franchise in terms of market share with shipment volume up by 14.4%.

In Japan, the total cigarette market declined by 4.6%. Although, PMI’s shipments were down by 6.7% due, in part, to timing, PMI’s market share of 24.2% was up by 0.3 points, representing the fourth consecutive year-on-year quarterly share gain. Marlboro’s share increased to 10.8%, up by 0.4 points versus the first quarter and fourth quarter of 2009, supported by the February 2010 national roll-out of Marlboro Black Gold which recorded a 0.3% market share. Market share of Lark was also up by 0.2 points to 6.7%.

In Korea, the total cigarette market was down by 9.0%, partly reflecting competitors’ inventory adjustments from late 2009. PMI’s shipment volume surged 14.5%, driven by market share increases. PMI’s market share reached 17.4%, up by a strong 3.6 points, driven by Marlboro and Parliament, up by 1.2 and 1.7 share points, respectively, and Virginia Slims, up by 0.4 share points.

In the Philippines, the total cigarette market was up by 30.8%, reflecting a lower base in 2009 following accelerated trade inventory purchases in late 2008 prior to the January 2009 excise tax increase. On February 25, 2010, Philip Morris Philippines Manufacturing Inc. combined with Fortune Tobacco Corporation to form a new company called PMFTC. As a result of this combination, PMI’s shipments were up by over 100% in the first quarter 2010, and market share in March 2010 was approximately 90%.

LATIN AMERICA & CANADA

In Latin America & Canada, net revenues increased by 22.0% to $693 million, including favorable currency of $51 million. Excluding the impact of currency, net revenues increased by 13.0%, reflecting favorable pricing of $49 million, primarily in Argentina, Brazil, Canada and Mexico, and favorable volume/mix of $25 million.

Operating companies income increased by 40.0% to $217 million. Excluding the impact of currency, operating companies income increased by 25.2%.

PMI’s cigarette shipment volume increased by 4.4%, reflecting growth in Argentina, Canada, Colombia, the Dominican Republic and Mexico. Shipment volume of Marlboro grew by 1.5%, mainly driven by improved share performance in Argentina and Mexico.

Latin America & Canada Operating Companies Income ($ Millions)

	First-Quarter
	2010	2009	Change
Reported OCI	$217	$155	40.0%
Asset impairment & exit costs	0	0

Adjusted OCI	$217	$155	40.0%
Adjusted OCI Margin*	31.3%	27.3%	4.0	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was up by 2.9 percentage points to 30.2%, as detailed on Schedule 7.

Latin America & Canada Key Market Commentaries

In Argentina, PMI’s cigarette shipment volume increased by 1.6% and market share increased by 0.9 points to a record 74.5%, fueled by Marlboro, up by 0.5 share points to 23.5%, and the Philip Morris brand, up by 0.6 share points to 37.8%.

In Canada, the total tax-paid cigarette market was up by 10.4%, mainly reflecting stronger government enforcement measures to reduce contraband sales. PMI’s cigarette shipment volume increased by 10.9% and market share grew by 0.2 points to 34.1%, led by premium price Belmont, up by 0.2 points, and low price brands Next and Quebec Classique, up by 3.8 and 1.9 share points, respectively, partially offset by mid-price Number 7 and Canadian Classics, down by 1.7 and 2.0 share points, respectively.

In Mexico, the total cigarette market was up by 3.1%. PMI’s cigarette shipment volume increased by 3.7% and market share increased by 0.4 points to 69.6%, fueled by Marlboro, up by 0.4 points to 48.7%, and Delicados, up by 0.6 points to 11.9%.

Philip Morris International Inc. Profile

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 brands, including Marlboro, the number one cigarette brand worldwide. PMI has more than 77,000 employees and its products are sold in approximately 160 countries. In 2009, the company held an estimated 15.4% share of the total international cigarette market outside of the U.S., or 26.0% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.

Trademarks and service marks mentioned in this release are the property of, or licensed by, the subsidiaries of Philip Morris International Inc.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

Philip Morris International Inc. and its tobacco subsidiaries (PMI) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; increases in raw material costs; the effects of foreign economies and local economic and market conditions; unfavorable currency movements and changes to income tax laws. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

PMI is also subject to legislation and governmental regulation, including actual and potential excise tax increases; discriminatory excise tax structures; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and governmental investigations.

PMI is subject to litigation, including risks associated with adverse jury and judicial determinations, and courts reaching conclusions at variance with the company’s understanding of applicable law.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-K for the year ended December 31, 2009. PMI cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make, except in the normal course of its public disclosure obligations.

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Schedule 1

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended March 31,

(in millions, except per share data)

(Unaudited)

	2010	2009	% Change

Net revenues	$15,587	$13,286	17.3%

Cost of sales	2,372	1,971	20.3%

Excise taxes on products (1)	9,091	7,689	18.2%

Gross profit	4,124	3,626	13.7%

Marketing, administration and research costs	1,351	1,256

Asset impairment and exit costs	-	1

Operating companies income	2,773	2,369	17.1%

Amortization of intangibles	20	15

General corporate expenses	38	34

Operating income	2,715	2,320	17.0%

Interest expense, net	223	158

Earnings before income taxes	2,492	2,162	15.3%

Provision for income taxes	738	645	14.4%

Net earnings	1,754	1,517	15.6%

Net earnings attributable to noncontrolling interests	51	41

Net earnings attributable to PMI	$1,703	$1,476	15.4%

Per share data:(2)

Basic earnings per share	$0.90	$0.74	21.6%

Diluted earnings per share	$0.90	$0.74	21.6%

(1)   The segment detail of excise taxes on products sold for the quarters ended March 31, 2010 and 2009 is shown on Schedule 2.

(2)   Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the quarters ended March 31, 2010 and 2009 are shown on Schedule 4, Footnote 1.

Schedule 2

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended March 31,

(in millions)

(Unaudited)

		Net Revenues Excluding Excise Taxes

		European Union	EEMA	Asia	Latin America & Canada	Total

2010	Net Revenues (1)	$6,748	$3,356	$3,562	$1,921	$15,587

	Excise Taxes on Products	(4,564)	(1,610)	(1,689)	(1,228)	(9,091)

	Net Revenues excluding Excise Taxes	2,184	1,746	1,873	693	6,496

2009	Net Revenues	$6,050	$2,831	$2,857	$1,548	$13,286

	Excise Taxes on Products	(4,063)	(1,379)	(1,267)	(980)	(7,689)

	Net Revenues excluding Excise Taxes	1,987	1,452	1,590	568	5,597

Variance	Currency	178	52	172	51	453

	Acquisitions	3	26	75	-	104

	Operations	16	216	36	74	342

	Variance Total	197	294	283	125	899

	Variance Total (%)	9.9%	20.2%	17.8%	22.0%	16.1%

	Variance excluding Currency	19	242	111	74	446

	Variance excluding Currency (%)	1.0%	16.7%	7.0%	13.0%	8.0%

	Variance excluding Currency & Acquisitions	16	216	36	74	342

	Variance excluding Currency & Acquisitions (%)	0.8%	14.9%	2.3%	13.0%	6.1%

(1) 2010 Currency increased net revenues as follows:

	European Union	$569
	EEMA	136
	Asia	453
	Latin America & Canada	123

		$1,281

Schedule 3

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended March 31,

(in millions)

(Unaudited)

	Operating Companies Income

	European Union	EEMA	Asia	Latin America & Canada	Total

2010	$1,062	$770	$724	$217	$2,773

2009	$967	$586	$661	$155	$2,369

% Change	9.8%	31.4%	9.5%	40.0%	17.1%

Reconciliation:

For the quarter ended March 31, 2009	$967	$586	$661	$155	$2,369

Asset impairment and exit costs - 2010	-	-	-	-	-

Asset impairment and exit costs - 2009	1	-	-	-	1

Acquired businesses	2	9	(5)	-	6

Currency	80	8	81	23	192

Operations	12	167	(13)	39	205

For the quarter ended March 31, 2010	$1,062	$770	$724	$217	$2,773

Schedule 4

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Net Earnings Attributable to PMI and Diluted Earnings Per Share

For the Quarters Ended March 31,

(in millions, except per share data)

(Unaudited)

	Net Earnings

	Attributable to	Diluted

	PMI	E.P.S.

2010 Net Earnings Attributable to PMI	$1,703	$0.90	(1)

2009 Net Earnings Attributable to PMI	$1,476	$0.74	(1)

% Change	15.4%	21.6%

Reconciliation:

2009 Net Earnings Attributable to PMI	$1,476	$0.74	(1)

Special Items:

2010 Asset impairment and exit costs	-	-

2009 Asset impairment and exit costs	1	-

Currency	126	0.06

Interest	(41)	(0.02)

Change in tax rate	5	-

Impact of lower shares outstanding and share-based payments		0.05

Operations	136	0.07

2010 Net Earnings Attributable to PMI	$1,703	$0.90	(1)

(1) Basic and diluted EPS were calculated using the following (in millions):

	Q1 2010	Q1 2009

Net earnings attributable to PMI	$1,703	$1,476

Less distributed and undistributed earnings attributable to share-based payment awards	8	5

Net earnings for basic and diluted EPS	$1,695	$1,471

Weighted-average shares for basic EPS	1,874	1,993

Plus incremental shares from assumed conversions:
Stock Options	4	7

Weighted-average shares for diluted EPS	1,878	2,000

Schedule 5

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Balance Sheets

(in millions, except ratios)

(Unaudited)

	March 31, 2010		December 31, 2009
Assets

Cash and cash equivalents	$850		$1,540

All other current assets	12,228		13,142

Property, plant and equipment, net	6,530		6,390

Goodwill	9,974		9,112

Other intangible assets, net	3,877		3,546

Other assets	714		822

Total assets	$34,173		$34,552

Liabilities and Stockholders’ Equity

Short-term borrowings	$1,050		$1,662

Current portion of long-term debt	151		82

All other current liabilities	8,379		9,434

Long-term debt	14,809		13,672

Deferred income taxes	1,701		1,688

Other long-term liabilities	1,718		1,869

Total liabilities	27,808		28,407

Redeemable noncontrolling interests	1,171

Total PMI stockholders’ equity	4,876		5,716

Noncontrolling interests	318		429

Total stockholders’ equity	5,194		6,145

Total liabilities and stockholders’ equity	$34,173		$34,552

Total debt	$16,010		$15,416

Total debt to EBITDA	1.41	(1)	1.42	(1)

Net debt to EBITDA	1.34	(1)	1.27	(1)

(1) For the calculation of Total Debt to EBITDA and Net Debt to EBITDA ratios, refer to Schedule 10.

Schedule 6

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjustments for the Impact of Currency and Acquisitions

For the Quarters Ended March 31,

(in millions)

(Unaudited)

2010								2009			% Change in Reported Net Revenues excluding Excise Taxes

Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$6,748	$4,564	$2,184	$178	$2,006	$3	$2,003	European Union	$6,050	$4,063	$1,987	9.9%	1.0%	0.8%
3,356	1,610	1,746	52	1,694	26	1,668	EEMA	2,831	1,379	1,452	20.2%	16.7%	14.9%
3,562	1,689	1,873	172	1,701	75	1,626	Asia	2,857	1,267	1,590	17.8%	7.0%	2.3%
1,921	1,228	693	51	642	-	642	Latin America & Canada	1,548	980	568	22.0%	13.0%	13.0%

$15,587	$9,091	$6,496	$453	$6,043	$104	$5,939	PMI Total	$13,286	$7,689	$5,597	16.1%	8.0%	6.1%

2010								2009			% Change in Reported Operating Companies Income

Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions

$1,062			$80	$982	$2	$980	European Union			$967	9.8%	1.6%	1.3%
770			8	762	9	753	EEMA			586	31.4%	30.0%	28.5%
724			81	643	(5)	648	Asia			661	9.5%	(2.7)%	(2.0)%
217			23	194	-	194	Latin America & Canada			155	40.0%	25.2%	25.2%

$2,773			$192	$2,581	$6	$2,575	PMI Total			$2,369	17.1%	8.9%	8.7%

Schedule 7

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &

Reconciliation of Adjusted Operating Companies Income Margin Excluding Currency and Acquisitions

For the Quarters Ended March 31,

(in millions)

(Unaudited)

2010								2009			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions

$1,062	$-	$1,062	$80	$982	$2	$980	European Union	$967	$(1)	$968	9.7%	1.4%	1.2%
770	-	770	8	762	9	753	EEMA	586	-	586	31.4%	30.0%	28.5%
724	-	724	81	643	(5)	648	Asia	661	-	661	9.5%	(2.7)%	(2.0)%
217	-	217	23	194	-	194	Latin America & Canada	155	-	155	40.0%	25.2%	25.2%

$2,773	$-	$2,773	$192	$2,581	$6	$2,575	PMI Total	$2,369	$(1)	$2,370	17.0%	8.9%	8.6%

2010								2009			% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(1)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions

$982	$2,006	49.0%		$980	$2,003	48.9%	European Union	$968	$1,987	48.7%		0.3	0.2
762	1,694	45.0%		753	1,668	45.1%	EEMA	586	1,452	40.4%		4.6	4.7
643	1,701	37.8%		648	1,626	39.9%	Asia	661	1,590	41.6%		(3.8)	(1.7)
194	642	30.2%		194	642	30.2%	Latin America & Canada	155	568	27.3%		2.9	2.9

$2,581	$6,043	42.7%		$2,575	$5,939	43.4%	PMI Total	$2,370	$5,597	42.3%		0.4	1.1

(1) For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 6.

Schedule 8

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, Excluding Currency

For the Quarters Ended March 31,

(Unaudited)

	2010	2009	% Change

Reported Diluted EPS	$0.90	$0.74	21.6%

Less:
Asset impairment and exit costs	-	-

Adjusted Diluted EPS	$0.90	$0.74	21.6%

Less:
Currency Impact	0.06

Adjusted Diluted EPS, Excluding Currency	$0.84	$0.74	13.5%

Schedule 9

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Reported Diluted EPS, Excluding Currency

For the Quarters Ended March 31,

(Unaudited)

	2010	2009	% Change

Reported Diluted EPS	$0.90	$0.74	21.6%

Less:
Currency Impact	0.06

Reported Diluted EPS, Excluding Currency	$0.84	$0.74	13.5%

Schedule 10

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Calculation of Total Debt to EBITDA and Net Debt to EBITDA Ratios

(in millions, except ratios)

(Unaudited)

				For the Year Ended
		March 31,		December 31,
		2010		2009

	April ~ December	January ~ March	12 months
	2009	2010	rolling

Earnings before income taxes	$7,081	$2,492	$9,573	$9,243
Interest expense, net	639	223	862	797
Depreciation and amortization	660	223	883	853

EBITDA	$8,380	$2,938	$11,318	$10,893

			March 31,	December 31,
			2010	2009

Short-term borrowings			$1,050	$1,662
Current portion of long-term debt			151	82
Long-term debt			14,809	13,672

Total Debt			$16,010	$15,416
Less: Cash and cash equivalents			850	1,540

Net Debt			$15,160	$13,876

Ratios
Total Debt to EBITDA			1.41	1.42

Net Debt to EBITDA			1.34	1.27

Schedule 11

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Operating Cash Flow to Free Cash Flow and Free Cash Flow, excluding Currency

Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency

For the Quarters Ended March 31,

(in millions)

(Unaudited)

	2010	2009	% Change
Net cash provided by operating activities(a)	$1,974	$1,427	38.3%

Less:
Capital expenditures	150	145

Free cash flow	$1,824	$1,282	42.3%

Less:
Currency impact	116

Free cash flow, excluding currency	$1,708	$1,282	33.2%

	2010	2009	% Change

Net cash provided by operating activities(a)	$1,974	$1,427	38.3%

Less:
Currency impact	130

Net cash provided by operating activities, excluding currency	$1,844	$1,427	29.2%

(a) Operating cash flow.